Exhibit 10.1

ADVISORY SERVICES AGREEMENT

THIS AGREEMENT is dated the 30th day of July, 2026, and shall become effective as of the 1st day of August, 2026: (the “Effective Date”)

BETWEEN:

WHITEFIBER, INC., a company organized under the laws of the Cayman Islands, with its principal place of business at 31 Hudson Yards, 11th Floor, Suite 30, New York, NY 10001 (the “Company”)

- and -

ERKE HUANG. With an address at 6A, 3 Macdonnel Road, Mid-Levels, Hong Kong (the “Advisor”)

WHEREAS: The Company and the Advisor wish to set out the terms and conditions pursuant to which the Company will engage the services of the Advisor, and the Advisor will provide such services.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Engagement of Services

Upon his resignation as Chief Financial Officer, the Company has requested the Advisor and the Advisor has agreed to act as a Senior Advisor to the Company and as a non-voting observer to the Board of Directors of the Company (the “Board”) for an indefinite term commencing on August 1, 2026 (the “Term”).

(a ) The Advisor shall be entitled to attend all meetings of the Board and any of its Committees (whether in person, telephonic or other) in a non-voting, advisor capacity. The Company will also give notice of Board and Committee meetings to the Advisor at the same time and in the same manner that it gives notice to Board members and give the Advisor all documents furnished to any Board member in connection with any Board or Committee meeting. The Company shall allow the Advisor to attend Board or Committee meetings either in person or by telephone or electronic communication, as the Advisor may elect in its sole discretion.

(b) The Advisor shall use reasonable efforts to attend all other meetings as requested from time-to-time by the Company’s senior management, and to render advice, on issues discussed at such meetings. In addition, the Advisor will provide advice to the Company on global expansion, business development, product, technology, ecosystem development, strategic partnerships, provide strategic introductions, and advise the Company on finance and other similar matters as they may rise (the “Advisory Services”). When providing the Advisory Services, Advisor may work from any location Advisor desires (including without limitation Advisor’s home office).

(c) The Company shall provide the Advisor copies of all notices, minutes, consents and other materials that it provides to the members of the Board (or Committee, as applicable), except materials that relate to executive sessions of the Board (collectively, “Board Materials”), including any draft versions, proposed written consents, and exhibits and annexes to any such materials, at the same time and in the same manner as such information is delivered to the Board members (or Committee members, as applicable), except to the extent the Advisor has been excluded therefrom pursuant to clause (d) below.

(d) Notwithstanding anything herein to the contrary, the Company may exclude the Advisor from access to any Board Materials, meeting or portion thereof if the Board concludes, acting in good faith, upon advice of the Company’s counsel, that (i) such exclusion is reasonably necessary to preserve the attorney-client or work product privilege between the Company or its affiliates and its counsel; provided, however, that any such exclusion shall only apply to such portion of such material or meeting which would be required to preserve such privilege; or (ii) such Board Materials or discussion relates to an existing or potential conflict of interest between the Company or any of its affiliates and Advisor’s affiliates; or (iii) such portion of a meeting is an executive session limited solely to independent director members of the Board, independent auditors and/or legal counsel, as the Board may designate, and the Advisor (assuming such Advisor were a member of the Board) would not meet the then-applicable standards for independence adopted by the Nasdaq Stock Market LLC, or such other exchange on which the Company’s securities are then traded.

2.	Compensation

As compensation for the performance of the Advisory Services, the Advisor shall retain Restricted Share Units (“RSUs”) previously awarded to him which will vest immediately once the following performance criteria are satisfied:

Milestone	Test	WYFI Shares Award (USD)
Market Cap—Level 1	USD 1.0B market cap (last five trading day average in 3rd or 4th quarters)	USD 100,000
Market Cap—Level 2	USD 1.4B market cap (last five trading days average Year End)	USD 300,000
Market Cap—Level 3	USD 2.0B market cap (last five trading day average Year End)	Additional USD 500,000
Financing Activity	Per every USD 5M financing raised (tested in 3rd and 4th quarter	USD 25,000 per tranche

The Company will reimburse Advisor for reasonable business, commuting, travel and lodging expenses incurred in connection with attending meetings or while performing Advisory Services for the Company. Nothing in this Agreement precludes Advisor and Company entering into a separate agreement should the parties mutually agree.

3.	Termination

Following the Effective Date, this Agreement, including the Advisory Services provided hereunder, may be terminated by either party hereto for any reason upon written notice to the other party hereto. If this Agreement is terminated by the Company pursuant to this Section 3, the Advisor shall receive immediate vesting of any equity compensation granted during the Term.

4.	Confidential Information

All information, including verbal information and written materials, provided to an Advisor in accordance with Sections 1(a), 1(b) and 1(c) shall be treated as Confidential Information (as defined below). The Company shall be entitled to receive Confidential Information from the Advisor and the Company agrees not to disclose any Confidential Information to any person, except as set forth below.

Advisor hereby agrees at all times during and after the Term, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without prior written consent of the Company, any Confidential Information, except as authorized by the Company. “Confidential Information” for this purpose means any proprietary or confidential information of the Company, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware, configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Company does business, information regarding the skills and compensation of employees of the Company or other business information disclosed to Advisor by or obtained by Advisor from the Company, its affiliates, or their respective clients, customers or partners, either directly or indirectly, in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that: (i) was or is known to Advisor prior to the Effective Date (or prior to disclosure, if later); (ii) prior to disclosure, is or was known or generally available to the public; (iii) after disclosure, become known to the public through no act or omission of Advisor or any other person or entity with an obligation of confidentiality to the Company; (iv) is or was independently developed by Advisor, without the use of or reference to Confidential Information of the Company; or (v) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided however, Advisor shall advise the Company of such required disclosure promptly upon learning thereof in order to afford the Company a reasonable opportunity to contest, limit and/or assist Advisor in crafting such disclosure and shall cooperate with the Company concerning any such attempt to contest, limit or craft the disclosure).

5.	Property of the Company

Advisor understands that all documents (including computer records, facsimile and e-mail but excluding Advisor’s personal email and other electronic communication and messaging accounts) and materials created, received or transmitted in connection with its Advisory Services or using the facilities of the Company are property of the Company and subject to inspection by the Company at any time. Upon request of the Company following termination of this Agreement, Advisor will promptly deliver to the Company all material documents pertaining to its Advisory Services to the Company. Advisor is authorized to use all work product, intellectual property and materials created, received or transmitted in connection with his work or using the facilities of the Company and will not be restricted from or owe any royalties or other compensation as a result of Advisor’s incorporation of such materials in his work.

6.	Nature of Relationship

The parties acknowledge and agree as follows: The relationship of the Advisor to the Company is that of independent contractor: the Advisor is no longer an officer, employee or agent of the Company; the Advisor and its Representative have no express or implied executive duties or powers, have no ability to bind the Company to any agreement or undertaking, and owe no fiduciary duties to the Company or its shareholders; and the Advisor is not a partner with the Company. Nothing herein will be construed so as to make the Company and the Advisor partners or joint venturers; to make the Advisor an officer, employee or agent of the Company; or to impose any liability as partner, joint venturers, employer or employee or principal or agent on the Advisor or the Company.

7.	Notice

Any written notice required or permitted under this Agreement shall be given to the other party at the following address:

If to the Company:

WhiteFiber, Inc.

31 Hudson Yards, 11th Floor, Suite 30

New York, NY 10001

If to the advisor, to the address for notice on the Preamble to this Agreement.

8.	Public Affiliation

The Advisor agrees and consents to being named as a Senior Advisor and as a member of the Company’s board of advisors on the Company website and other promotional materials, which may include a picture and biography of the Advisor. The Company agrees and consents that Advisor can post or publicize his relationship with the Company and can publicly use the title Senior Advisor.

9.	Conflicts with this Agreement

By signing this Agreement, the Advisor represents and warrants that the Advisor is not bound by any restrictive covenant or other legal obligation with its current employer, any former employer or any other third party that would prevent the Advisor from accepting these terms and conditions or that would reasonably interfere with the Advisor’s ability to perform the Advisory Services. Any restrictive covenant or other legal obligation to the Company that would, or would appear to, interfere with Advisor’s ability to perform the Advisory Services is hereby expressly waived by the Company, and this representation and warranty will not apply to any conflict or apparent conflict of the Advisor’s obligations under this Agreement with any other obligation of the Advisor to the Company.

10.	Limit Liability

In no event shall either party to this Agreement be liable to the other party or to any third party for any indirect, incidental, special or consequential damages, or damages for lost profits or loss of business, however caused and under any theory of liability, whether based in contract, tort or other theory of liability, regardless of whether such party was advised of the possibility of such damage and notwithstanding the failure of essential purpose of any limited remedy. In no event shall the Advisor’s liability arising out of or in connection with this Agreement exceed the amounts paid by the Company to the Advisor under this Agreement for the services, deliverables or work product giving rise to such liability.

The Company shall maintain a directors’ and officers’ liability insurance policy covering the Advisor in an amount and on terms and conditions (including without limitation, with respect to scope, exclusions, sub-amounts and deductibles) reasonably acceptable to the Advisor and comparable to coverage for officers of the Company.

11.	Representations and Warranties

The Advisor represents, warrants, and covenants that (i) the Advisory Services will not infringe or misappropriate any intellectual property right of any person or entity; (ii) the Advisor has the full power and authority to enter into this Agreement; and (iii) the Advisor will comply with all laws in performing its obligations under this Agreement.

12.	Assignment

Neither party to this Agreement may assign any of their rights, benefits or obligations in this Agreement without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors, and permitted assignees of the parties hereto.

13.	Headings

The inclusion of headings in this Agreement is for convenience of reference only and will not affect the construction or interpretation hereof.

14.	Invalidity of Provisions

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement and the balance of the Agreement shall be construed as though such invalid or unenforceable provision were severed and omitted.

15.	Entire Agreement

This Agreement contains the entire understanding between the Company and the Advisor with respect to the subject matter hereof, and supersedes any prior agreement, undertaking, representation or notification whether oral or in writing.

16.	Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

17.	Governing Law

This Agreement will be governed by the laws of New York and all disputes related to this Agreement shall be subject to the exclusive jurisdiction of Federal and State courts of New York.

18.	Survival

Upon termination of this Agreement, the terms and conditions that impose obligations that extend beyond the termination of this Agreement shall survive and can be enforced by the Company in a court of competent jurisdiction.

19.	Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

IN WITNESS WHEREOF the Company and the Advisor have executed this Agreement as of the date first above written.

WHITEFIBER, INC.

By:	/s/ Samir Tabar
	Name:	Samir Tabar
	Title:	Chief Executive Officer

Advisor

By:	/s/ Erke Huang
Erke Huang

[Signature page to Erke Huang Advisory Services Agreement]